Exhibit 99.1

Noodles & Company Announces Fourth Quarter and Fiscal Year 2019 Financial Results
Fourth Quarter Marks Seventh Consecutive Quarter of Comparable Sales Growth;
Year-To-Date 2020 Company Comparable Restaurant Sales Accelerate to 5.8%

BROOMFIELD, Colo., February 26, 2020 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) today announced financial results for the fourth quarter and fiscal year ended December 31, 2019.
Key highlights for fiscal year 2019 compared to fiscal year 2018 include:

•	Total revenue increased 1.0% to $462.4 million from $457.8 million.

•	Comparable restaurant sales increased 2.8% system-wide, increased 2.9% for company-owned restaurants and increased 2.5% for franchise restaurants.

•	Digital sales grew 46% and accounted for 23% of sales and contributed to an increase in total off-premise sales of 470 bps to 56% of sales.

•	Net income was $1.6 million, or $0.04 per diluted share, compared to a net loss of $8.4 million, or $0.20 loss per diluted share.

•	Adjusted net income was $8.1 million, or $0.18 earnings per diluted share, compared to adjusted net income of $1.0 million, or $0.02 earnings per diluted share.

•	Restaurant contribution margin increased 110 basis points to 16.1%.

•	Adjusted EBITDA increased 15.2% to $38.4 million from $33.4 million.

•	Four new company-owned restaurants opened in 2019.
Key highlights for the fourth quarter of 2019 compared to the same quarter of 2018 include:

•	Total revenue increased 0.6% to $113.9 million from $113.2 million.

•	Comparable restaurant sales increased 1.5% system-wide, increased 1.4% for company-owned restaurants and increased 1.8% for franchise restaurants.

•	Digital sales grew 34% and accounted for 25% of sales and contributed to an increase in total off-premise sales of 420 bps to 58% of sales.

•	Net loss was $1.2 million, or $0.03 loss per share compared to net income of approximately zero.

•	Adjusted net income was $3.0 million, or $0.07 earnings per diluted share, compared to adjusted net income of $0.5 million, or $0.01 earnings per diluted share.

•	Restaurant contribution margin increased 200 basis points to 17.2%.

•	Adjusted EBITDA increased 30.2% to $10.9 million from $8.4 million.
Dave Boennighausen, Chief Executive Officer of Noodles & Company remarked, “We are pleased with our 2019 results as they reflect our continued momentum in sales, margin and bottom line growth. Our seventh consecutive quarter of positive comparable sales during the fourth quarter, combined with meaningful margin expansion, is further evidence of the sustainability and effectiveness of our strategy. Our strong growth in digital and off-premise sales was a direct result of our initiatives and the brand’s strength in meeting the increasing need for convenience from today’s consumer.”
Boennighausen continued “While we are pleased with our comparable sales growth of 2.8% system-wide and two-year growth of 6.5% during 2019, we are excited to report that comparable sales have accelerated thus far in 2020 and reflect positive traffic growth, an important focus of our strategy. Through February 25th, comparable sales have grown 5.7% system-wide year-to-date, comprised of 5.8% growth at company restaurants and 5.0% at franchise locations. As we accelerate company and franchise growth in the quarters to come, we are confident in the underlying foundation and trends of the business. Noodles & Company is positioned extremely well to win in today’s environment, and we look forward to an outstanding 2020 and years to come.”

Fiscal Year Ended 2019 Financial Results
Total revenue increased $4.6 million in 2019, or 1.0%, to $462.4 million, compared to $457.8 million in 2018. This increase was primarily due to the increase in comparable restaurant sales and additional restaurant openings in 2019, partially offset by restaurants closed since the beginning of 2018, most of which were at or approaching the expiration of their leases.
In 2019, comparable restaurant sales increased 2.8% system-wide, including a 2.9% increase for company-owned restaurants and a 2.5% increase for franchise restaurants. Average unit volumes increased 3.9% to $1.2 million in 2019 compared to $1.1 million 2018.
Four new company-owned restaurants opened in 2019. The Company had 457 restaurants at the end of 2019, comprised of 389 company-owned and 68 franchise restaurants.
In 2019, the Company reported net income of $1.6 million, or $0.04 per diluted share, compared to a net loss of $8.4 million, or $0.20 loss per diluted share in 2018. Income from operations was $5.4 million in 2019, compared to a loss of $3.8 million in 2018.
In 2019, we recognized $0.4 million of closure costs primarily related to five restaurants closed in 2019, most of which were at or approaching the expiration of their leases and ongoing costs related to previously closed restaurants. Additionally, in 2019 we recognized $2.6 million of impairment charges related to restaurant impairments and $3.6 million related to the write down of assets for the sale of nine company-owned restaurants to a franchisee that was completed in January of 2020.
In 2018, the Company recognized a $3.4 million charge for the final assessment related to data breach liabilities, incurred $4.1 million of closure costs related to 19 restaurants closed in 2018 and ongoing costs related to previously closed restaurants and recognized $0.4 million of impairment charges.
Restaurant contribution margin increased to 16.1% in 2019 compared to 15.0% in 2018. This increase was primarily due to the leverage on higher AUV’s, lower costs due to ongoing supply chain initiatives and labor efficiencies, partially offset by increased labor inflation and increased third-party delivery fees associated with higher delivery revenues.
Adjusted net income was $8.1 million in 2019, compared to an adjusted net income of $1.0 million in 2018. Adjusted EBITDA increased to $38.4 million in 2019 from $33.4 million in 2018.
Fourth Quarter 2019 Financial Results
Total revenue increased $0.7 million in the fourth quarter of 2019, or 0.6%, to $113.9 million, compared to $113.2 million in the fourth quarter of 2018. This increase was primarily due to the increase in comparable restaurant sales. Average unit volumes (“AUVs”) increased $44,000 to $1,163,000 from $1,119,000 in 2018.
In the fourth quarter of 2019, comparable restaurants sales increased 1.5% system-wide, including a 1.4% increase for company-owned restaurants and a 1.8% increase for franchise restaurants.
The Company had a net loss of $1.2 million in the fourth quarter of 2019, compared to nearly break-even results in the fourth quarter of 2018. Income from operations was $0.2 million for the fourth quarter of 2019, compared to $1.0 million during the same period in 2018. In the fourth quarter of 2019, the Company incurred $0.4 million of closure costs related to ongoing costs from restaurants previously closed. The Company did not impair any restaurants in the fourth quarter of 2019 but did write down $3.6 million of assets related to the sale of nine company-owned restaurants to a franchisee that was completed in January of 2020. In the fourth quarter of 2018, the Company incurred $0.6 million of closure costs related to seven restaurants closed during the quarter and ongoing costs from restaurants previously closed.
Restaurant contribution margin increased to 17.2% in the fourth quarter of 2019, compared to 15.2% in the fourth quarter of 2018. This increase was primarily due to leverage on higher AUVs partially offset by increased operating expense in support of our off-premise initiatives.
Adjusted net income was $3.0 million in the fourth quarter of 2019, compared to $0.5 million in the fourth quarter of 2018. Adjusted EBITDA increased by 30.2% to $10.9 million in the fourth quarter of 2019 from $8.4 million in the same period of 2018.

2020 Outlook
For 2020, management expects the following:

•	Approximately ten to fifteen new restaurants system-wide, including eight to eleven company locations;

•	Total revenue of $470.0 million to $480.0 million;

•	Comparable restaurant sales of 3.0% to 5.0%;

•	Restaurant contribution margin of approximately 17.0%;

•	Adjusted EBITDA of $42.0 million to $46.0 million;

•	Adjusted diluted EPS of $0.21 to $0.26; and

•	Capital expenditures of $20.0 million to $30.0 million.
The Company believes that a quantitative reconciliation of the Company’s non-GAAP financial measures guidance to the most comparable financial measures calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to provide guidance for various reconciling items that are outside of the Company’s control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. A reconciliation of certain non-GAAP financial measures would also require the Company to predict the timing and likelihood of outcomes that determine future impairments and the tax benefit thereof. None of these measures, nor their probable significance, can be reliably quantified. These non-GAAP financial measures have limitations as analytical financial measures, as discussed below in the section entitled “Non-GAAP Financial Measures.” In addition, the guidance with respect to non-GAAP financial measures is a forward-looking statement, which by its nature involves risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statement, as discussed below in the section entitled “Forward-Looking Statements.”
Key Definitions
Average Unit Volumes — AUVs consist of the average annualized sales of all company-owned restaurants for the trailing 12 periods. AUVs are calculated by dividing restaurant revenue by the number of operating days within each time period and multiplying by the number of operating days we have in a typical year. This measurement allows management to assess changes in consumer traffic and per person spending patterns at our restaurants.
Comparable Restaurant Sales — represent year-over-year sales comparisons for the comparable restaurant base open for at least 18 full periods. This measure highlights performance of existing restaurants, as the impact of new restaurant openings is excluded. Changes in comparable restaurant sales are generated by changes in traffic, which we calculate as the number of entrées sold, or changes in per-person spend, calculated as sales divided by traffic.
Restaurant Contribution and Restaurant Contribution Margin — restaurant contribution represents restaurant revenue less restaurant operating costs, which are costs of sales, labor, occupancy and other restaurant operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are presented because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses restaurant contribution and restaurant contribution margin as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors. See “Non-GAAP Financial Measures” below.
EBITDA and Adjusted EBITDA — EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, closure costs and asset disposals, certain litigation settlements, data breach assessments, non-recurring registration and related transaction costs, severance costs and stock-based compensation. EBITDA and Adjusted EBITDA are presented because: (i) management believes they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, asset disposals and closure costs, and (ii) management uses them internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net Income (Loss) — represents net income (loss) plus various adjustments and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s performance, excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See “Non-GAAP Financial Measures” below.

Conference Call
Noodles & Company will host a conference call to discuss its fourth quarter and fiscal year 2019 financial results on Wednesday, February 26, 2020 at 4:30 p.m. EST. The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 8982244. The replay will be available until Wednesday, March 4, 2020. The conference call will also be webcast live from the Company’s corporate website at investor.noodles.com, under the “Events & Presentations” page. An archive of the webcast will be available at this location shortly after the call has concluded until Wednesday, March 4, 2020.
Non-GAAP Financial Measures
To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, restaurant contribution and restaurant contribution margin (collectively, the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s operating performance excluding the impact of restaurant impairment and closure costs, dead deal or registration statement costs, severance costs and stock-based compensation expense and the tax effect of such adjustments. However, the Company recognizes that non-GAAP financial measures have limitations as analytical financial measures. The Company compensates for these limitations by relying primarily on its GAAP results and using non-GAAP metrics only supplementally. There are numerous of these limitations, including that: adjusted EBITDA does not reflect the Company’s capital expenditures or future requirements for capital expenditures; adjusted EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments, associated with our indebtedness; adjusted EBITDA does not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements; adjusted EBITDA does not reflect the cost of stock-based compensation; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; adjusted net income (loss) does not reflect cash expenditures, or future requirements, for lease termination payments and certain other expenses associated with reduced new restaurant development; and restaurant contribution and restaurant contribution margin are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures. When analyzing the Company’s operating performance, investors should not consider non-GAAP financial metrics in isolation or as substitutes for net income (loss) or cash flow from operations, or other statement of operations or cash flow statement data prepared in accordance with GAAP. The non-GAAP financial measures used by the Company in this press release may be different from the measures used by other companies.
For more information on the non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Measurements to GAAP Results” tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

About Noodles & Company
Since 1995, Noodles & Company has been serving noodles your way, from noodles and flavors that you know and love, to new ones you’re about to discover for the first time. From indulgent Wisconsin Mac & Cheese to good-for-you Zoodles, Noodles serves a world of flavor in every bowl. Made up of more than 450 restaurants and 10,000 passionate team members, Noodles is dedicated to nourishing and inspiring every guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties such as the number of restaurants we intend to open, projected capital expenditures and estimates of our effective tax rates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding estimated costs associated with our closure of underperforming restaurants, the implementation and results of strategic initiatives and our future financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to, our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies to improve the performance of our restaurant portfolio; our ability to maintain compliance with debt covenants and continue to access financing necessary to execute our business strategy; the success of our marketing efforts; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; our ability to adequately staff our restaurants; changes in labor costs; consumer confidence and spending patterns; consumer reaction to industry related public health issues and perceptions of food safety; seasonal factors; and weather. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our most recently filed Annual Report on Form 10-K, and, from time to time, in our subsequently filed Quarterly Reports on Form 10-Q. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Operations
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2019	January 1, 2019	December 31, 2019	January 1, 2019
Revenue:
Restaurant revenue	$112,289	$112,055	$456,671	$453,671
Franchise royalties and fees, and other	1,582	1,138	5,740	4,170
Total revenue	113,871	113,193	462,411	457,841
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	28,096	30,140	117,179	121,102
Labor	36,645	37,393	150,565	149,746
Occupancy	12,014	11,865	48,863	49,020
Other restaurant operating costs	16,209	15,578	66,684	65,575
General and administrative	11,022	10,612	43,446	46,092
Depreciation and amortization	5,460	5,465	22,086	22,872
Pre-opening	71	—	402	50
Restaurant impairments, closure costs and asset disposals	4,107	1,190	7,747	7,142
Total costs and expenses	113,624	112,243	456,972	461,599
Income (loss) from operations	247	950	5,439	(3,758)
Loss on extinguishment of debt	746	—	746	626
Interest expense, net	644	920	2,942	4,305
(Loss) income before income taxes	(1,143)	30	1,751	(8,689)
Provision (benefit) for income taxes	40	11	104	(248)
Net (loss) income	$(1,183)	$19	$1,647	$(8,441)
(Loss) earnings per share, combined
Basic	$(0.03)	$—	$0.04	$(0.20)
Diluted	$(0.03)	$—	$0.04	$(0.20)
Weighted average common shares outstanding
Basic	43,993,394	43,922,305	44,036,947	42,329,556
Diluted	43,993,394	45,352,745	44,976,436	42,329,556

Noodles & Company
Consolidated Statements of Operations as a Percentage of Revenue
(unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2019	January 1, 2019	December 31, 2019	January 1, 2019
Revenue:
Restaurant revenue	98.6%	99.0%	98.8%	99.1%
Franchise royalties and fees, and other	1.4%	1.0%	1.2%	0.9%
Total revenue	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	25.0%	26.9%	25.7%	26.7%
Labor	32.6%	33.4%	33.0%	33.0%
Occupancy	10.7%	10.6%	10.7%	10.8%
Other restaurant operating costs	14.4%	13.9%	14.6%	14.5%
General and administrative	9.7%	9.4%	9.4%	10.1%
Depreciation and amortization	4.8%	4.8%	4.8%	5.0%
Pre-opening	0.1%	—%	0.1%	—%
Restaurant impairments, closure costs and asset disposals	3.6%	1.1%	1.7%	1.6%
Total costs and expenses	99.8%	99.2%	98.8%	100.8%
Income (loss) from operations	0.2%	0.8%	1.2%	(0.8)%
Loss on extinguishment of debt	0.7%	—%	0.2%	0.1%
Interest expense, net	0.6%	0.8%	0.6%	1.0%
(Loss) income before income taxes	(1.0)%	—%	0.4%	(1.9)%
Provision (benefit) for income taxes	—%	—%	—%	(0.1)%
Net (loss) income	(1.0)%	—%	0.4%	(1.8)%
________________________

(1)	As a percentage of restaurant revenue.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity, unaudited)

	As of
	December 31, 2019	January 1, 2019
Balance Sheet Data
Total current assets	$29,322	$23,351
Total assets (1)	378,519	172,032
Total current liabilities	58,034	33,147
Total long-term debt	40,497	44,183
Total liabilities (1)	327,948	119,351
Total stockholders’ equity	50,571	52,681
_____________

(1)	Total assets and total liabilities as of December 31, 2019 include the adoption of ASU 2016-02.

	Fiscal Quarter Ended
	December 31, 2019	October 1, 2019	July 2, 2019	April 2, 2019	January 1, 2019
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	389	391	395	395	394
Franchise restaurants at end of period	68	67	62	64	65
Revenue Data:
Company-owned average unit volumes	$1,163	$1,157	$1,148	$1,131	$1,119
Franchise average unit volumes	$1,162	$1,161	$1,164	$1,155	$1,153
Company-owned comparable restaurant sales	1.4%	2.2%	4.8%	3.0%	3.7%
Franchise comparable restaurant sales	1.8%	1.6%	3.7%	2.8%	5.3%
System-wide comparable restaurant sales	1.5%	2.1%	4.6%	3.0%	4.0%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2019	January 1, 2019	December 31, 2019	January 1, 2019
Net (loss) income	$(1,183)	$19	$1,647	$(8,441)
Depreciation and amortization	5,460	5,465	22,086	22,872
Interest expense, net	644	920	2,942	4,305
Provision (benefit) for income taxes	40	11	104	(248)
EBITDA	$4,961	$6,415	$26,779	$18,488
Restaurant impairments, closure costs and asset disposals	4,107	1,190	7,747	7,142
Litigation settlements and data breach assessments	—	—	—	3,796
Fees and costs related to the registration statements and related transactions	24	—	190	53
Loss on extinguishment of debt	746	—	746	626
Severance costs	410	—	522	278
Stock-based compensation expense	623	747	2,443	2,979
Adjusted EBITDA	$10,871	$8,352	$38,427	$33,362
______________________________
EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net (loss) income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net (loss) income before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net (Loss) Income to Adjusted Net Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2019	January 1, 2019	December 31, 2019	January 1, 2019
Net (loss) income	$(1,183)	$19	$1,647	$(8,441)
Restaurant impairments, divestitures and closure costs (1)	4,031	659	7,794	5,280
Severance costs, including related stock-based compensation expense (2)	410	—	522	278
Litigation settlements (3)	—	—	—	3,796
Fees and costs related to transactions and other acquisition/disposition costs (4)	24	—	154	53
Loss on extinguishment of debt (5)	746	—	746	626
Tax effect of adjustments (6)	(1,036)	(171)	(2,798)	(604)
Adjusted net income	$2,992	$507	$8,065	$988

(Loss) earnings per share
Basic	$(0.03)	$—	$0.04	$(0.20)
Diluted	$(0.03)	$—	$0.04	$(0.20)
Adjusted earnings per share (7)
Basic	$0.07	$0.01	$0.18	$0.02
Diluted	$0.07	$0.01	$0.18	$0.02
Weighted average common shares outstanding (7)
Basic	43,993,394	43,922,305	44,036,947	42,329,556
Diluted	44,494,399	45,352,745	44,976,436	43,741,326
_____________________________
Adjusted net income is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. We define adjusted net income as net (loss) income plus the impact of adjustments and the tax effects of such adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net income as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(1)
Reflects the adjustment to eliminate the impact of restaurant impairments, divestitures and closure costs in 2019 and 2018 and the amounts related to restaurants previously closed. Additionally, 2019 includes closure costs of the five restaurants closed in 2019, impairment charges and the write down of assets related to the sale of nine company-owned restaurants to a franchisee that closed in January of 2020. 2018 includes closure costs of the 19 restaurants closed during 2018 and impairment charges. These expenses are included in the “Restaurant impairments, closure costs and asset disposals” line in the Consolidated Statements of Operations.

(2)	Reflects the adjustment to eliminate the severance costs from department structural changes.

(3)	Reflects the adjustments to eliminate the charges recognized in 2018 for the final assessment related to the data breach liabilities and the litigation settlement of a Delaware gift card litigation.

(4)	Reflects the adjustment to eliminate certain expenses related to corporate projects and expenses related to the registration statement the Company filed in the first quarter of 2018.

(5)
Reflects the adjustment to eliminate the loss on extinguishment of debt which resulted from writing off the unamortized balance of debt issuance costs related to the 2018 credit facility when amended in November 2019 and the prior credit facility when it was repaid in full in the second quarter of 2018.

(6)	Reflects the adjustment to normalize the impact of the valuation allowance that affects our annual effective tax rate and the tax impact of the other adjustments discussed in (1) through (5) above.

(7)	Adjusted per share amounts are calculated by dividing adjusted net income by the basic and diluted weighted average shares outstanding.

Noodles & Company
Reconciliation of Operating Income (Loss) to Restaurant Contribution
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2019	January 1, 2019	December 31, 2019	January 1, 2019
Income (loss) from operations	$247	$950	$5,439	$(3,758)
Less: Franchising royalties and fees	1,582	1,138	5,740	4,170
Plus: General and administrative	11,022	10,612	43,446	46,092
Depreciation and amortization	5,460	5,465	22,086	22,872
Pre-opening	71	—	402	50
Restaurant impairments, closure costs and asset disposals	4,107	1,190	7,747	7,142
Restaurant contribution	$19,325	$17,079	$73,380	$68,228

as a percentage of restaurant revenue	17.2%	15.2%	16.1%	15.0%
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Restaurant contribution represents restaurant revenue less restaurant operating costs, which are the cost of sales, labor, occupancy and other operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are non-GAAP measures that are neither required by, nor presented in accordance with GAAP, and the calculations thereof may not be comparable to similar measures reported by other companies. These measures are supplemental measures of the operating performance of our restaurants and are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures.

Restaurant contribution and restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Management does not consider these measures in isolation or as an alternative to financial measures determined in accordance with GAAP. However, management believes that restaurant contribution and restaurant contribution margin are important tools for investors and other interested parties because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses these measures as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors.